AMENDED AND RESTATED
                             CREDIT AGREEMENT



                               BY AND AMONG



                        UNIFAB INTERNATIONAL, INC.
                              (AS BORROWER),



                 BANK ONE, LOUISIANA, NATIONAL ASSOCIATION
                                (AS AGENT)



                                    AND


                         THE LENDERS PARTY HERETO



                    __________________________________

                       DATED AS OF OCTOBER 19, 2000

                    __________________________________


                             TABLE OF CONTENTS


                                                                   PAGE NO.

ARTICLE I.   DEFINITIONS

1.1  Definitions of Certain Terms Used Herein 1

ARTICLE II. THE CREDITS

2.1  Term Loans 13
2.2  Revolving Loans 13
2.3  Letters of Credit 13
2.4  Types of Advances 14
2.5  Commitment  Fee;  Reductions in Aggregate Revolving Loan Commitment
     14
2.6  Minimum Amount of Each Advance 15
2.7  Prepayments 15
2.8  Method of Selecting  Types  and Eurodollar Interest Periods for New
     Advances 16
2.9  Conversion and Continuation of Outstanding Advances 16
2.10 Changes in Interest Rate, etc. 17
2.11 Rates Applicable After Default 17
2.12 Method of Payment 18
2.13 Noteless Agreement; Evidence of Indebtedness 18
2.14 Telephonic Notices 19
2.15 Interest Payment Dates; Interest and Fee Basis 19
2.16 Notification of Advances, Interest Rates, Prepayments and
         Commitment Reductions 19
2.17 Lending Installations 19
2.18 Non-Receipt of Funds by the Agent 19
2.19 Collateral 20


ARTICLE III.  YIELD PROTECTION; TAXES

3.1  Yield Protection 21
3.2  Changes in Capital Adequacy Regulations 21
3.3  Availability of Types of Advances 22
3.4  Funding Indemnification 22
3.5  Taxes 22
3.6  Lender Statements; Survival of Indemnity 24


ARTICLE IV.  CONDITIONS PRECEDENT

4.1  Initial Advance 25
4.2  Each Advance 27


ARTICLE V.  REPRESENTATIONS AND WARRANTIES

5.1  Existence and Standing 28
5.2  Authorization and Validity 28
5.3  No Conflict; Government Consent 28
5.4  Financial Statements 29
5.5  Material Adverse Change 29
5.6  Taxes 29
5.7  Litigation and Contingent Obligations 29
5.8  Subsidiaries 29
5.9  ERISA 29
5.10 Accuracy of Information 30
5.11 Regulation U 30
5.12 Material Agreements 30
5.13 Compliance With Laws 30
5.14 Ownership of Properties 30
5.15 Plan Assets; Prohibited Transactions 30
5.16 Environmental Matters 30
5.17 Investment Company Act 31
5.18 Public Utility Holding Company Act 31
5.19 Solvency 31
5.20 Regulation O  31

ARTICLE VI.  COVENANTS

6.1  Financial Reporting 33
6.2  Use of Proceeds 35
6.3  Notice of Default 35
6.4  Conduct of Business 35
6.5  Taxes 35
6.6  Insurance 35
6.7  Compliance with Laws 35
6.8  Maintenance of Properties 36
6.9  Inspection 36
6.10 Dividends 36
6.11 Indebtedness 36
6.12 Merger 37
6.13 Sale of Assets 37
6.14 Investments and Acquisitions 38
6.15 Liens 38
6.16 Year 2000 39
6.17 Transactions with Affiliates 39
6.18 Appraisals 40
6.19 Financial Covenants 40


ARTICLE VII. DEFAULTS 42


ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1  Acceleration 44
8.2  Amendments 44
8.3  Preservation of Rights 45


ARTICLE IX.  GENERAL PROVISIONS

9.1  Survival of Representations 46
9.2  Governmental Regulation 46
9.3  Headings 46
9.4  Entire Agreement 46
9.5  Several Obligations; Benefits of this Agreement 46
9.6  Expenses; Indemnification 46
9.7  Numbers of Documents 47
9.8  Accounting 47
9.9  Severability of Provisions 47
9.10 Nonliability of Lenders 47
9.11 Confidentiality 48
9.12 Nonreliance 48
9.13 Disclosure 48


ARTICLE X.  THE AGENT

10.1 Appointment; Nature of Relationship 49
10.2 Powers 49
10.3 General Immunity 49
10.4 No Responsibility for Loans, Recitals, etc. 49
10.5 Action on Instructions of Lenders 50
10.6 Employment of Agents and Counsel 50
10.7 Reliance on Documents; Counsel 50
10.8 Agent's Reimbursement and Indemnification 50
10.9 Notice of Default 51
10.10Rights as a Lender 51
10.11Lender Credit Decision 51
10.12Successor Agent 52
10.13Agent's Fee 52
10.14Delegation to Affiliates 52
10.15Execution of Collateral Documents 52
10.16Collateral Releases 53


ARTICLE XI.  SETOFF; RATABLE PAYMENTS

11.1 Setoff 54
11.2 Ratable Payments 54


ARTICLE XII.  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns 55
12.2 Participations 55
12.3 Assignments 56
12.4 Dissemination of Information 57
12.5 Tax Treatment 57


ARTICLE XIII.  NOTICES

13.1 Notices 58
13.2 Change of Address 58


ARTICLE XIV. COUNTERPARTS      59

ARTICLE XV.  CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF
                           JURY TRIAL

15.1 Choice of Law 60
15.2 Consent to Jurisdiction 60
15.3 Waiver of Jury Trial 60

SCHEDULES

1    Commitment Amounts of the Lenders 63
2    Pricing Schedule 64
3    List of Borrower's Subsidiaries 66
4    Eligible Accounts and Eligible Fixed Assets......................67
5    Responses to Phase I Study 71


EXHIBITS

A    Compliance Certificate 72
B    Assignment Agreement  76
C    Borrowing Base Certificate 85



                          AMENDED AND RESTATED
                            CREDIT AGREEMENT

     This Agreement, dated as of October 19, 2000, is among UNIFAB INTERNATIONAL, INC., as Borrower, BANK ONE, LOUISIANA, NATIONAL ASSOCIATION, as Agent, and the Lenders party hereto, who agree as follows:

                                RECITALS

     A. The Borrower, the Agent and the Lenders have heretofore executed a Credit Agreement dated as of November 30, 1999 (as amended, the "Original Credit Agreement").

     B. The Borrower proposes to repay the Terms Loans in full with the proceeds of an issuance of stock, and in connection therewith the Borrower has requested that the Agent and the Lenders modify certain of the financial covenants and other provisions of the Original Credit Agreement.

     C. In view of the foregoing, the Borrower, the Agent and Lenders wish to amend and restate the Original Credit Agreement to provide for the foregoing.

                               AGREEMENT

     NOW, THEREFORE, the Borrower, the Agent and the Lenders hereby amend and restate the Original Credit Agreement to read as follows:



                               ARTICLE I

                              DEFINITIONS


     1.1. DEFINITIONS OF CERTAIN TERMS USED HEREIN. As used in this Agreement, the following terms shall have the following meanings:

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

     "Advance" means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Eurodollar Interest Period.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent" means Bank One, Louisiana, National Association, in its capacity as contractual representative of the Lenders pursuant to
Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     "Aggregate Revolving Loan Commitment" means the aggregate of the Revolving Loan Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

     "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day or
(ii) the Federal Funds Effective Rate for such day plus 1/2% per annum. "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced from time to time by Bank One, N.A. (which is not necessarily the lowest rate charged to any customer), changing when and as said corporate base rate changes. "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Applicable Fee Rate" means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Revolving Loan Commitment at such time as set forth in the Pricing Schedule.

     "Applicable Letter of Credit Fee Rate" means, at any time, with respect to Letters of Credit, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule.

     "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

     "Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Assignment Agreement" means any assignment agreement in the form of EXHIBIT B, executed and delivered pursuant to Section 12.3.

     "Authorized Officer" means any of the Chairman, President, or Chief Financial Officer of the Borrower, acting singly.

     "Borrower" means UNIFAB  International,    Inc.,     a    Louisiana
corporation, and its successors and assigns.

     "Borrowing Base" means at any time an amount equal to 80% of Eligible Accounts PLUS the lesser of 50% of Eligible Fixed Assets or $15,000,000, less any Reserves.

     "Borrowing Base Certificate" means a certificate executed and delivered by the Borrower to the Agent from time to time setting forth the Borrowing Base as of a certain date, substantially in the form of EXHIBIT C.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.8.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New Orleans for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New Orleans for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

     "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles excluding (i) the cost of assets acquired with Capitalized Lease Obligations, (ii) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss and (iii) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed promptly by the lessor.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Expenses" means, with reference to any period, the lease payments of the Borrower and its Subsidiaries with respect to Capitalized Leases calculated on a consolidated basis for such period.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Change" is defined in Section 3.2.

     "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower.

     "Closing Date" means the date upon which the conditions precedent to the initial Advance have been satisfied or waived by the Lenders and the initial Revolving Loans are made hereunder.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Collateral"  shall mean all of the types of property described  in
Section 2.19, or as otherwise described in any Collateral Documents.

     "Collateral Documents" means, collectively, all guaranties and all security agreements, financing statements, mortgages, deeds of trust, assignments creating and perfecting security interests, liens, or encumbrances in the assets of the Borrower and its Subsidiaries in favor of the Agent, for the benefit of the Lenders to secure the Secured Obligations.

     "Commitment" means, for each Lender, collectively, such Lender's Revolving Loan Commitment.

     "Compliance Certificate" means the certificate required from the Borrower from time to time in the form of EXHIBIT A, signed by the chief financial officer of the Borrower.

     "Conversion/Continuation Notice" is defined in Section 2.9.

     "Default" means an event described in Article VII.

     "Domestic  Subsidiaries"  means   Subsidiaries   of   the  Borrower
incorporated  or  organized  under  the laws of any state of the  United
States.

     "EBITDA" means Net Income PLUS, to the extent deducted from revenues in determining Net Income, (i) Interest Expense, (ii) expense for taxes paid or provided for (accrued), (iii) depreciation, (iv) amortization, (v) other non-cash charges, and (vi) extraordinary losses incurred other than in the ordinary course of business, MINUS, to the extent included in Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

     "Eligible Accounts" is defined on SCHEDULE 4.

     "Eligible Fixed Assets" is defined on SCHEDULE 4.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, and having a maturity equal to such Eurodollar Interest Period, PROVIDED that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable Eurodollar Base Rate for the relevant Eurodollar Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, and having a maturity equal to such Eurodollar Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Eurodollar Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One, N.A. or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of the relevant Eurodollar Loan and having a maturity equal to such Eurodollar Interest Period.

     "Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two or three months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, or three months thereafter, PROVIDED, HOWEVER, that if there is no such numerically corresponding day in such next, second or third succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second or third succeeding month. If an Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, PROVIDED, HOWEVER, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

     "Eurodollar Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of
(a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) the Applicable Margin.

     "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

     "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

     "Financial Letter of Credit" means a Letter of Credit delivered to a Person to secure the performance by the Borrower or any Subsidiary of its purely financial obligations.

     "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

     "Funded Indebtedness" means at any time the aggregate dollar amount of Indebtedness of the Borrower and its Subsidiaries, calculated on a consolidated basis, which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

     "Income Taxes" means, with reference to any period, all federal, state and local income taxes paid or provided for (accrued) by the Borrower and its Subsidiaries, calculated on a consolidated basis for such period.

     "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person; (viii) all reimbursement obligations relating to letters of credit, bankers' acceptances and similar instruments (but excluding performance bonds), (ix) all liabilities with respect to unfunded vested benefits under any Plan, (x) all endorsements (other than for collection or deposit in the ordinary course of business), and
(xi) all obligations under guaranties for any obligations described in clauses (i) through (x) hereof.

     "Interest Expense" means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued by a Lender upon the application of the Borrower or any of its Subsidiaries as set forth in Section 2.3.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or any conversion or continuation thereof), and collectively all Revolving Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Loans.

     "Loan Documents" means this Agreement, any Notes issued pursuant to
Section 2.13 and the Collateral Documents.

     "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

     "Non-U.S. Lender" is defined in Section 3.5(iv).

     "Note" means any Revolving Note.

     "Obligations" means all Indebtedness of the Borrower to the Lenders, from time to time, including without limitation, all unpaid principal of and accrued and unpaid interest on the Loans, all commercial and standby letters of credit and bankers acceptances, issued by any Lender, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

     "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

     "Other Taxes" is defined in Section 3.5(ii).

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last day of each month.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Performance Letter of Credit" means a Letter of Credit delivered to a Person to secure the performance by the Borrower or any Subsidiary of its obligations in connection with bidding on or performing under any contract to manufacture, assemble, sell or deliver equipment.

     "Permitted Liens" is defined in Section 6.15.

     "Person"  means  any  natural  person,  corporation,   firm,  joint
venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code as to which the Borrower may have any liability.

     "Pricing Schedule" means SCHEDULE 2.

     "Pro Rata Share" means, with respect to any Lender at any time, the percentage obtained by dividing (i) the sum of such Lender's Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (ii) the Aggregate Revolving Loan Commitment at such time.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Purchasers" is defined in Section 12.3.1.

     "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

     "Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Rental Expense" means, with reference to any period, the aggregate fixed amounts payable by the Borrower and its Subsidiaries under all Operating Leases, calculated on a consolidated basis for such period.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, PROVIDED, HOWEVER, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or
Section 412(d) of the Code.

     "Reports" is defined in Section 9.6.

     "Required Lenders" means Lenders whose Pro Rata Shares, in the aggregate, are 66 2/3 % or greater, but in any event, at least two Lenders.

     "Reserve Requirement" means, with respect to an Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Reserves" means, with respect to the Borrowing Base such reserves against Eligible Accounts which the Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to insure the payment of accrued Interest Expense or Indebtedness shall be deemed to be a reasonable exercise of the Agent's credit judgment.

     "Revolving Loan" is defined in Section 2.2.1.

     "Revolving Loan Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans not exceeding the amount set forth on Schedule 1 for such Lender or as set forth in any Assignment Agreement relating to any assignment that has become effective pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.

     "Revolving Loan Termination Date" means November 30, 2002 or any earlier date upon which the Aggregate Revolving Loan Commitment is reduced to zero or otherwise terminated pursuant to the terms of Section 2.5.

     "Revolving Note" means any promissory note evidencing Revolving Loans issued at the request of a Lender pursuant to Section 2.13.

     "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

     "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Secured Obligations"  means, collectively, (i) the Obligations and
(ii) all Rate Management Obligations owing to one or more Lenders.

     "Subsidiary" means (i) any corporation, more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by the Borrower or by one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization, more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

     "Tangible Net Worth" means at any time total shareholders' equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, LESS (i) the amount of any treasury stock, (ii) any dividends paid, and (iii) the amount of any intangible assets (such as patents, trademarks, copyrights or goodwill).

     "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but EXCLUDING Excluded Taxes.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                               ARTICLE II

                              THE CREDITS

     2.1. TERM LOANS. [INTENTIONALLY OMITTED]

     2.2. REVOLVING LOANS.

     2.2.1. MAKING THE REVOLVING LOANS. From and including the Closing Date and prior to the Revolving Loan Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the LESSER of (i) the amount of its Revolving Loan Commitment (each individually a "Revolving Loan" and, collectively, the "Revolving Loans"), MINUS 100% of the principal amount of all Letters of Credit, or (ii) the Borrowing Base, MINUS 100% of the principal amount of all Financial Letters of Credit and 25% of the principal amount of all Performance Letters of Credit. Each Advance under this Section 2.2.1 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's respective Pro Rata Share, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan hereunder nor shall the Revolving Loan Commitment of any Lender be increased or decreased as a result of any such failure. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Termination Date. The Revolving Loan Commitments of the Lenders shall expire on the Revolving Loan Termination Date.

     2.2.2.  REPAYMENT OF THE REVOLVING  LOANS.   On  the Revolving Loan
Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans.

     2.3  LETTERS OF CREDIT.

     2.3.1  ISSUANCE  OF  LETTERS OF CREDIT.   From  and  including  the
Closing Date, the Agent shall issue one or more standby Letters of Credit for the account of the Borrower or any of its Subsidiaries, pursuant to the Agent's standard form of application for standby letters of credit. The aggregate face amount of all outstanding Letters of Credit (i) shall constitute a portion of the Revolving Loan Commitments (reducing the Revolving Loan Commitments available for Revolving Loans on a dollar-for-dollar basis and (ii) shall not exceed $10,000,000. The expiry date of all Letters of Credit shall be not later than five Business Days prior to the Revolving Loan Termination Date.

     2.3.2 RISK PARTICIPATION. Immediately upon the issuance of a Letter of Credit by the Agent, each Lender shall be deemed to have automatically, unconditionally and irrevocably (except as provided for in Section 10.8) purchased from the Agent an undivided interest and participation in the Letter of Credit, the obligations in respect thereof, and the liability of the Agent, equal to the face amount of the Letter of Credit multiplied by such Lender's Pro Rata Share.

     2.3.3 LETTER OF CREDIT FEES. (a) The Borrower agrees to pay the Agent a fronting fee equal to 0.125% per annum on the face amount of the Letter of Credit, payable quarterly in arrears on the last day of each calendar quarter, for the term of the Letter of Credit, together with the Agent's customary letter of credit issuance and processing fees. The fronting fee and customary letter of credit issuance and processing fees shall be retained by the Agent and shall not be shared with the other Lenders;

          (b) In addition, the Borrower agrees to pay the Agent the following fees: (i) a fee equal to the Financial Letter of Credit Fee Rate (on a per annum basis) shown on the Pricing Schedule for all standby letters of credit issued to support the financial obligations of the Borrower or Subsidiary for whose account the letter of credit was issued; and (ii) a fee equal to the Performance Letter of Credit Fee Rate (on a per annum basis) shown on the Pricing Schedule for all standby letters of credit issued to support performance obligations (including bid bonds, performance bonds, milestone payments, guaranties, warranties and fabrication performance obligations) of the Borrower or Subsidiary for whose account the Letter of Credit was issued. The foregoing Letter of Credit fees shall be based on the principal amount of the Letters of Credit (as reduced from time to time) payable quarterly in arrears on the last day of each calendar quarter, for the term of the Letter of Credit and shall be shared by the Agent and the Lenders on the basis of each Lender's Pro Rata Share.

     2.3.4 GUARANTY OF SUBSIDIARIES. The Borrower hereby absolutely and unconditionally guarantees the prompt and punctual payment of all Indebtedness of all Subsidiaries to the Agent and Lenders arising from the issuance of any Letters of Credit for the account of one or more Subsidiaries.

     2.4. TYPES OF ADVANCES. The Advances must be either Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

     2.5. COMMITMENT FEE; REDUCTIONS IN AGGREGATE REVOLVING LOAN COMMITMENT. (a) The Borrower agrees to pay to the Agent, for the account of the Pro Rate Share of each Lender, a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of the aggregate Revolving Loan Commitment from the date hereof to and including the Revolving Loan Termination Date, payable quarterly in arrears on last day of each calendar quarter hereafter and on the Revolving Loan Termination Date. For the purposes hereof, "unused portion" shall mean the aggregate Revolving Loan Commitment, MINUS the principal amount outstanding on the Revolving Loan, MINUS the face amount of all outstanding Letters of Credit.

     (b) The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least five Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, PROVIDED, HOWEVER, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Loans. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Revolving Loans hereunder.

     2.6. MINIMUM AMOUNT OF EACH ADVANCE. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $200,000 (and in multiples of $100,000, if in excess thereof), PROVIDED, HOWEVER, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

     2.7. PREPAYMENTS.

     2.7.1. OPTIONAL PREPAYMENTS. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $200,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances for the full outstanding balance of all Floating Rate Advances, if less than such minimum, upon one Business Days' prior notice to the Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section
3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion (or the full outstanding balance of all Eurodollar Advances, if less than such minimum) of the outstanding Eurodollar Advances upon five Business Days' prior notice to the Agent.

     2.7.2. MANDATORY PREPAYMENTS. (a) EQUITY ISSUANCE. The Borrower shall make prepayments of the outstanding amount of the Revolving Loan (and the aggregate Revolving Loan Commitment shall be permanently reduced), upon one Business Days' prior notice to the Agent, in amounts equal to 50% of the net sale proceeds (total proceeds less reasonable costs of issuance) received by the Borrower or any Subsidiary (in the form of cash or cash equivalents) from the issuance of shares of capital stock (except in the case where a Subsidiary issues additional shares of capital stock to the Borrower or to another of its Subsidiaries). Such payment (and reduction in the aggregate Revolving Loan Commitment) shall be made not later than 15 days after the consummation of the stock issuance. If such payment constitutes a repayment of a Eurodollar Advance on a date which is not the last day of a Eurodollar Interest Period, the Borrower shall not be required to pay any amounts that would otherwise be due under this Agreement (including without limitation, Section 3.4) for the repayment of a Eurodollar Rate Advance prior to the last day of the Eurodollar Interest Period.

     (b) OVERADVANCE. If at any time the outstanding principal balance of the Revolving Loans (PLUS 100% of the principal amount of all outstanding Financial Letters of Credit, PLUS 25% of the principal amount of all outstanding Performance Letter of Credit) exceeds the Borrowing Base as shown on the most recently timely submitted Borrowing Base Certificate, the Borrower shall, on or before the last day of the month in which the Borrowing Base Certificate is timely delivered, prepay the Revolving Loans in an amount sufficient to reduce the outstanding principal balance of the Revolving Loans (PLUS 100% of the principal amount of all outstanding Financial Letters of Credit, PLUS 25% of the principal amount of all outstanding Performance Letter of Credit) to the Borrowing Base as shown on such Borrowing Base Certificate.

     2.8. METHOD OF SELECTING TYPES AND EURODOLLAR INTEREST PERIODS FOR NEW ADVANCES. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (New Orleans time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

  (i) the Borrowing Date, which shall be a Business Day, of such Advance,

 (ii)     the aggregate amount of such Advance,

(iii)     the Type of Advance selected, and

 (iv) in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto.

Not later than noon (Central time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in New Orleans to the Agent at its address specified pursuant to Article
XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

     The Borrower shall not be entitled to more than three Eurodollar Rate tranches and one Floating Rate tranche at any one time on the Revolving Loan.

     2.9. CONVERSION AND CONTINUATION OF OUTSTANDING ADVANCES. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or 2.1.2 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Eurodollar Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (New Orleans time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

  (i) the requested date, which shall be a Business Day, of such conversion or continuation,

 (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Eurodollar Interest Period applicable thereto.

     2.10. CHANGES IN INTEREST RATE, ETC. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Eurodollar Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Eurodollar Interest Period with respect to any Revolving Loan may end after the Revolving Loan Termination Date.

     2.11. RATES APPLICABLE AFTER DEFAULT. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section
8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Eurodollar Interest Period at the rate otherwise applicable to such Eurodollar Interest Period plus 3% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 3% per annum, PROVIDED that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

     2.12. METHOD OF PAYMENT. All payments of the Secured Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (Central time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with the Agent for each payment of principal, interest and fees as it becomes due hereunder.

     2.13. NOTELESS AGREEMENT; EVIDENCE OF INDEBTEDNESS. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Eurodollar Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

     (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be PRIMA FACIE evidence of the existence and amounts of the Obligations therein recorded; PROVIDED, HOWEVER, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

     (iv) Any Lender may request that its Revolving Loans be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note for such Loans payable to the order of such Lender in a form supplied by the Agent and acceptable to such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

     2.14. TELEPHONIC NOTICES. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.15. INTEREST PAYMENT DATES; INTEREST AND FEE BASIS. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Eurodollar Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.16. NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS AND COMMITMENT REDUCTIONS. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate and Eurodollar Interest Period applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.17. LENDING INSTALLATIONS. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

     2.18. NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.19 COLLATERAL. The Secured Obligations shall be secured by the following: (i) first priority mortgage, security agreement and assignment of leases and rents covering all of the immovable (real) property owned, or leased by the Borrower or any Domestic Subsidiary, including any such property acquired after the Closing Date; (ii) first priority perfected security interest in all inventory, accounts, equipment, instruments, chattel paper, documents, general intangibles
(and proceeds thereof and in the case of inventory, all products thereof) of the Borrower or any Domestic Subsidiary; (iii) first priority perfected security interest in all outstanding shares of stock or partnership or membership interests, as the case may be, of each Subsidiary (except in the case of any direct Subsidiary of the Borrower or any Domestic Subsidiary incorporated outside of the United States, the security interest shall extend to 66% of the outstanding shares thereof); and (iv) solidary (joint and several) guaranties by each of the Domestic Subsidiaries, including any Domestic Subsidiaries acquired or created after the Closing Date. The Borrower covenants and agrees to cause any Domestic Subsidiary acquired or created after the Closing Date to execute a guaranty of the Secured Obligations and to execute appropriate Collateral Documents concerning the assets of the Domestic Subsidiary to further secure the Obligations, within 60 days after the acquisition or creation of such Domestic Subsidiary. In addition, the Borrower covenants and agrees to execute a security agreement granting a first priority security interest in all of the outstanding capital stock or membership or partnership interest of any Domestic Subsidiary acquired or created after the Closing Date, or 66% of the outstanding capital stock or membership or partnership interest of any direct foreign Subsidiary acquired or created after the Closing Date, in each case to further secure the Secured Obligations, within 60 days after the acquisition or creation of such Subsidiary.

                              ARTICLE III

                        YIELD PROTECTION; TAXES


     3.1. YIELD PROTECTION. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

  (i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

 (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

     3.2. CHANGES IN CAPITAL ADEQUACY REGULATIONS. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means
(i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3. AVAILABILITY  OF  TYPES OF ADVANCES.  If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

     3.4. FUNDING INDEMNIFICATION. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Eurodollar Interest Period, whether because of acceleration, prepayment or otherwise (but excluding a mandatory prepayment under Section 2.7.2), or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

     3.5. TAXES. (i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

     (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

     (iii) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

     (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten Business Days after becoming a party to this Agreement, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, UNLESS an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; PROVIDED that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

     (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

     (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

     3.6. LENDER STATEMENTS; SURVIVAL OF INDEMNITY. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

                               ARTICLE IV

                          CONDITIONS PRECEDENT

     4.1. INITIAL ADVANCE. The Lenders shall not be required to make the initial Advance hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders (or has otherwise satisfied the Agent):

  (i) Copies of the articles of incorporation of the Borrower and the corresponding organization documents of all of its Domestic Subsidiaries, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation, and copies of the articles of incorporation of any foreign Subsidiary, together with all amendments certified by the secretary of said Subsidiary.

 (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower and the authorized person for each Subsidiary, of its Board of Directors' resolutions or consent of members or partners, and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower or any Subsidiary is a party.

(iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

 (iv) A written opinion of the Borrower's counsel, addressed to the Lenders, in form and substance satisfactory to the Agent.

  (v)     This Agreement executed by the Borrower, Agent and Lenders.

 (vi)Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(vii)The Collateral Documents executed by the Borrower and/or all of its Domestic Subsidiaries, together with the stock certificates affected by the security interests described in Section 2.19.

          (viii)Lien searches covering the Collateral evidencing no liens or encumbrances against the Collateral, except for liens and encumbrances securing Indebtedness that will be refinanced in full with the proceeds of the initial Advances on the Loans and for Permitted Liens.

        (ix)A title insurance policy issued by First American Title Insurance Company insuring all mortgages (as first priority mortgages) by the Borrower or any Domestic Subsidiary bearing against all immovable (real) property owned by the Borrower and all Domestic Subsidiaries (including copies of all proposed exceptions).

  (x)Letter from each creditor of the Borrower and all of its Subsidiaries whose Indebtedness will be refinanced with proceeds of the initial Advances on the Loan stating the full amount due such creditor as of the Closing Date and agreeing to execution, cancellation or termination of any security interest in assets of the Borrower and its Subsidiaries, promptly upon receipt of payment in full of such Indebtedness.

 (xi) Written money transfer instructions addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

(xii) Information satisfactory to the Agent and the Required Lenders regarding the Borrower's Year 2000 Program.

          (xiii) For any Collateral that constitutes leasehold interest, copies of the leases, together with estoppel certificates from each landlord in favor of the Agent in form and substance satisfactory to the Agent.

            (xiv) A Phase I environmental survey for any immovable property owned by the Borrower and any of its Subsidiaries, in form and substance satisfactory to the Agent and the Lenders.

 (xv)One or more insurance certificates evidencing the insurance required to be maintained by the Borrower and the Domestic Subsidiaries pursuant to this Agreement and the Collateral Documents.

    (xvi)Audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended March 31, 2000, accompanied by the unqualified opinion of the Borrower's independent certified public accountants; and interim unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended June 30,
          2000, certified by the chief financial officer of the Borrower, all in form and substance satisfactory to the Agent and the Lenders.

  (xvii)Projections of the Borrower giving effect to all completed acquisitions and the closing of the Loan, together with such information as the Agent may reasonably require to confirm the tax, legal and business assumptions made in the financial statements provided to the Agent, in form and substance satisfactory to the Agent and the Lenders.

  (xviii)Accounts receivable aging report for the Borrower and each of its Subsidiaries as of August 31, 2000, in form and substance satisfactory to the Agent (including notations indicating which accounts receivable are supported by letters of credit or insurance).

  (xix)   An environmental indemnity agreement executed by the Borrower.

  (xx) Such other documents as any Lender or its counsel may have reasonably requested.

      (xxi)Payment to the Agent of an amendment fee of $30,000 to be shared ratably by the Lenders.

4.2.EACH ADVANCE. The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

  (i)There exists no Default or Unmatured Default.

 (ii)The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

     (iii)All matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

     (iv) No Material Adverse Effect relating to the Borrower and its Subsidiaries has occurred since the Closing Date or the date of any financial statements of the Borrower submitted subsequent to the Closing Date.

     Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.


                               ARTICLE V

                     REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lenders that:

     5.1. EXISTENCE AND STANDING. The Borrower is a corporation and each of its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     5.2. AUTHORIZATION AND VALIDITY. Each of the Borrower and its Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower and its Subsidiaries of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower and its Subsidiaries is a party constitute legal, valid and binding obligations of the Borrower and its Subsidiaries enforceable against the Borrower and Subsidiaries in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     5.3. NO CONFLICT; GOVERNMENT CONSENT. Neither the execution and delivery by the Borrower and its Subsidiaries of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate
(i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.


     5.4. FINANCIAL STATEMENTS. The March 31, 2000 and June 30, 2000 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

     5.5. MATERIAL ADVERSE CHANGE. Since June 30, 2000 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

     5.6. TAXES. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United States income tax returns of the Borrower and its Subsidiaries have been audited (or are no longer subject to audit) by the Internal Revenue Service through the fiscal year ended ______________, ____. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.7. LITIGATION AND CONTINGENT OBLIGATIONS. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     5.8. SUBSIDIARIES. Schedule 3 contains an accurate list of all Subsidiaries of the Borrower as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

     5.9. ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, and the Borrower has not withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

     5.10. ACCURACY OF INFORMATION. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.11. REGULATION U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

     5.12. MATERIAL AGREEMENTS. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

     5.13. COMPLIANCE WITH LAWS. The Borrower and its Subsidiaries have complied with all laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, including, without limitation, Regulation U, T and X of the Board of Governors of the Federal Reserve System, and all Environmental Laws, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

     5.14. OWNERSHIP OF PROPERTIES. On the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Agent as owned by the Borrower and its Subsidiaries.

     5.15. PLAN ASSETS; PROHIBITED TRANSACTIONS. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R.
<section>  2510.3-101 of an employee benefit plan (as defined in Section
3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or
Section 4975 of the Code.

     5.16. ENVIRONMENTAL MATTERS. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that there is no non-compliance with the Environmental Laws that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

     5.17. INVESTMENT COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     5.18. PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.19. SOLVENCY. (i) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof. The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

     5.20 REGULATION O. To the best of the Borrower's knowledge, (i) no Person is a director or executive officer of the Borrower or any of its Subsidiaries, owning more than 10% of any class of voting securities of the Borrower, and (ii) no Person owning more than 10% of any class of voting securities of the Borrower and is the largest shareholder of that class of securities of the Borrower, is a director, executive officer or principal shareholder of any Lender or any Affiliate of any Lender.

                               ARTICLE VI

                               COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1. FINANCIAL REPORTING. The Borrower will maintain, for itself and for each Subsidiary, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Lenders:

  (i) Within 90 days after the end of each of Borrower's fiscal years (ending December 31), an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for Borrower and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statement, statement of changes in shareholders equity and statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

 (ii) Within 45 days after the end of each calendar month, consolidated and consolidating unaudited balance sheets as at the end of such month and consolidated and consolidating profit and loss statements, for the period from the beginning of such fiscal year to the end of such month, all certified by its chief financial officer.

(iii)     Together with the financial statements required under Sections
          6.1(i)   and   (ii)   (but  only  quarterly),   a   Compliance
          Certificate.

       (iv)Within 20 days after the end of each calendar month (or within 5 days after any request by the Agent), a Borrowing Base Certificate with respect to the Borrower and its Subsidiaries, accompanied by such supporting detail and documentation as shall be requested by the Agent.

       (v)Within 20 days after the end of each calendar month, a report of the work in progress inventory of the Borrower and each Subsidiary as of the end of such month, in form and substance satisfactory to the Agent.

 (vi) Within 20 days after the end of each calendar month, an accounts receivable aging report for the Borrower and each of its Subsidiaries as of the end of such month, in form and substance satisfactory to the Agent (including notations indicating which accounts receivable are supported by letters of credit issued or confirmed by banks located in the United States).

     (vii)Within 45 days of the end of each calendar month, a report of the backlog/jobs in progress of the Borrower and each Subsidiary as of the end of such month, in form and substance satisfactory to the Agent.

     (viii)Within 45 days after the end of each calendar month, an accounts payable report for the Borrower and each of its Subsidiaries as of the end of such month, in form and substance satisfactory to the Agent.

        (ix)As soon as available, but in any event within 30 days after the beginning of each of Borrower's fiscal year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for each fiscal quarter of such fiscal year and for such fiscal year as a whole.

  (x) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

       (xi)As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(xii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

          (xiii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(xiv) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

     6.2. USE OF PROCEEDS. The Borrower will, and will cause each Subsidiary to use the proceeds of the Revolving Loan for one or more of the following: (i) to refinance existing indebtedness of the Borrower and its Subsidiaries existing on the Closing Date, (ii) for Capital Expenditures and acquisitions of shares or assets of other Persons permitted by this Agreement and incurred after November 30, 1999, up to the aggregate amount of $5,000,000, and (iii) for general corporate purposes. The Borrower will not, nor will it permit any of its Subsidiaries to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

     6.3. NOTICE OF DEFAULT. The Borrower will (a) give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise which could reasonably be expected to have a Material Adverse Effect, and (b) promptly advise by written notice to the Agent of any material inaccuracy in any representation or warranty set forth in Article V which occurs due to events or circumstances arising after the Closing Date (whether or not the subject of such inaccuracy could reasonably be expected to cause or give rise to a Material Adverse Effect).

     6.4. CONDUCT OF BUSINESS. The Borrower will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     6.5. TAXES. The Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

     6.6. INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, or as otherwise provided in the Collateral Documents, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

     6.7. COMPLIANCE WITH LAWS; ENVIRONMENTAL MATTERS. (a) The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its Property may be subject including, without limitation, Regulations U, T, and X of the Board of Governors of the Federal Reserve System, and also including, without limitation, ERISA and Environmental Laws.

     (b) The Borrower will, and will cause each of its Subsidiaries to, and will use its best efforts to cause each of their agents, contractors and sub-contractors (while such Persons are acting within the scope of their contractual relationship with the Borrower or the Subsidiaries) to comply in all material respects with all applicable Environmental Laws, and to prevent the unauthorized release, discharge, disposal, escape or spill of hazardous substances on or about the properties owned or operated by the Borrower or the Subsidiaries.

     (c) Attached as Schedule 5 hereto is the Borrower's response to findings ("Response") of the environmental engineer who prepared the Phase I environmental study on the land owned by the Borrower at the Port of Iberia. The Borrower will, and will cause any applicable subsidiary to, complete all of the items listed under the column "Solution" on the Responses within the time periods listed under the column "Timing" on the Responses.

     6.8. MAINTENANCE OF PROPERTIES. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

     6.9. INSPECTION. The Borrower will, and will cause each of its Subsidiaries to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals, subject to prior reasonable notice and during business hours, as the Agent or any Lender may designate.

     6.10. DIVIDENDS. The Borrower will not, nor will it permit any of its Subsidiaries to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary.

     6.11. INDEBTEDNESS.  The  Borrower will not, nor will it permit any
of  its  Subsidiaries  to,  create,   incur   or  suffer  to  exist  any
Indebtedness, except:

  (i)     The Loans.

 (ii)     Indebtedness   arising  under  Rate  Management   Transactions
          related to the Loans.

(iii)Trade credit or other contractual obligations to acquire goods, supplies, and services, including, without limitation, obligations incurred to employees for compensation for services rendered in the ordinary course of business, or merchandise on terms similar to those granted to purchasers in similar lines of business as Borrower as of the date hereof and incurred in the ordinary course of business.

 (iv)Rental payments on Operating Leases.

  (v)Deferred taxes.

 (vi)Unfunded pension fund and other employee benefit plan obligations and liabilities, but only to the extent they are permitted to remain unfunded under applicable law.

     (vii) Indebtedness to secure the unpaid purchase price of equipment used in the operations of the Borrower and its Subsidiaries up to the aggregate amount of $500,000 at any one time.

     (viii)Endorsements for collection, deposits or negotiation and warranties or products or services, in each case incurred in the ordinary course of business.

     (ix) Indebtedness in respect of performance, surety or appeal bonds
          obtained  in  the  ordinary  course   of   Borrower's  or  any
          Subsidiary' business.

     (x) Indebtedness from the Borrower in favor of one or more of its Subsidiaries or from one or more of its Subsidiaries in favor of the Borrower.

     6.12. MERGER. The Borrower will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary, the Borrower or a Subsidiary may merge with another Person to affect an Acquisition permitted by Section 6.14.

     6.13. SALE OF ASSETS. The Borrower will not, nor will it permit any of its Subsidiaries to, lease, sell or otherwise dispose of its Property to any other Person, except:

     (i)  Sales of inventory in the ordinary course of business.

           (ii)Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

     (iii)Transfers of Property among the Borrower and its Subsidiaries.

     (iv) A sale of assets which are promptly replaced thereafter by assets of a similar type and value.

      (v) Obsolete or worn-out equipment sold in the ordinary course of business.

     6.14. INVESTMENTS AND ACQUISITIONS.   The  Borrower  will  not, nor
will it permit any of its Subsidiaries to, make or suffer to exist any Investments or to make any Acquisition of any Person, except:

     (i) Short-term obligations of, or fully guaranteed by, the United States of America, commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, demand deposit accounts maintained in the ordinary course of business, and certificates of deposit issued by, and time deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000 or with any Lender; PROVIDED in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

 (ii) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described as follows:

(iii)Future acquisitions of substantially all of the shares or assets of another Person in a single transaction, for a total consideration of not more than $5,000,000 for each transaction.

 (iv)Acquisition of current assets or liabilities arising from the sale or lease or goods, the rendition of services or the extension of credit in the ordinary course of business of the Borrowers and its Subsidiaries, including, without limitation, investments in accounts, contract rights, chattel paper and notes receivable.

  (v)Advances to officers, shareholders, and employees of Borrower not to exceed $100,000 in the aggregate at any one time.

 (vi)Rate Management Obligations in favor of any Lender.

(vii)Advances or Investments by the Borrower in or to any one or more of its Subsidiaries or by any Subsidiary in or to the Borrower or any other Subsidiary.

6.15.LIENS. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except for the following (collectively, the "Permitted Liens"):

  (i)Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

 (ii)Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

 (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

  (v)Liens in favor of the Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

 (vi)     Liens  constituting   purchase  money  security  interests  in
          equipment  securing Indebtedness  permitted  by  Section  6.11
          (vii).

     (vii)Attachment, judgment and other similar, non-tax Liens in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner reasonably satisfactory to Lenders for the full amount of such Liens, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower's or any of its Subsidiaries' business and such Liens are and remain junior in priority to the Liens in favor of the Lender.

6.16.YEAR 2000. [Intentionally Omitted]

6.17. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.18 APPRAISALS. The Agent shall have the right to retain one or more nationally recognized firms to prepare appraisals of the Assets of the Borrower and its Subsidiaries and to conduct field audits of the Borrower and its Subsidiaries, as of June 30 of each year, at the Borrower's expense. The Borrower shall cooperate with the Agent and the appraiser so as to facilitate the delivery of the appraisal within 45 days after the Agent's request therefor.

6.19 FINANCIAL COVENANTS.

6.19.1 MAXIMUM FUNDED INDEBTEDNESS TO TANGIBLE NET WORTH RATIO. The Borrower will not permit the ratio, determined as of the end of each fiscal quarter, of (i) Funded Indebtedness to (ii) Tangible Net Worth to be greater than the following:

     PERIOD                                       MAXIMUM RATIO
     Closing Date through December 31, 2001       1.00 to 1.00
     January 1, 2002 through December 31, 2002 0.75 to 1.00
     January 1, 2003 and thereafter          0.50 to 1.00

6.19.2 MAXIMUM FUNDED INDEBTEDNESS TO EBITDA RATIO. The Borrower will not permit the ratio, determined as of the end of each fiscal quarter, of (i) Funded Indebtedness to (ii) EBITDA for the then most-recently ended four fiscal quarters (except as noted below), be greater than the following:

     PERIOD                                       MAXIMUM RATIO
     January 1, 2001 through March 31, 2001       4.50 to 1.00
     April 1, 2001 through June 30, 2001     4.50 to 1.00
     July 1,  2001 through September 30, 2001     4.00 to 1.00
     October 1, 2001 through December 31, 20013.50 to 1.00
     January 1, 2002 through March 31, 2002       3.25 to 1.00
     April 1, 2002 through June 30, 2002          3.00 to 1.00
     July 1, 2002 through September 30, 2002      2.75 to 1.00
     October 1, 2002 and thereafter          2.50 to 1.00

Notwithstanding the foregoing, for the fiscal quarter ending March 31, 2001, EBITDA shall be calculated on the basis of that fiscal quarter annualized; for the fiscal quarter ending June 30, 2001, EBITDA shall be calculated on the basis of the two fiscal quarters ending June 30, 2001 annualized; for the fiscal quarter ending September 30, 2001, EBITDA shall be calculated on the basis of the three fiscal quarters ending September 30, 2001 annualized.

6.19.3 MINIMUM FIXED CHARGE COVERAGE RATIO. (a) The Borrower will not permit the ratio, determined as of the last day of each fiscal quarter, of (i) the sum of EBITDA PLUS Capitalized Lease Expenses, PLUS Rental Expense, MINUS cash Income Taxes actually paid, MINUS cash dividends actually paid, to (ii) the sum of Capitalized Lease Expenses, PLUS Rental Expense, PLUS Interest Expense, in each case for the then most recently ended quarter to be less than the following:

     PERIOD                                       MINIMUM RATIO
     Closing Date through December 31, 2000       1.25 to 1.00

(b) The Borrower will not permit the ratio, determined as of the end of each fiscal quarter, of (i) the sum of EBITDA PLUS Capitalized Lease Expenses, PLUS Rental Expense, MINUS cash Income Taxes actually paid, MINUS cash dividends actually paid, MINUS Capital Expenditures actually incurred to maintain the then current level of operation of the Borrower and its Subsidiaries, or $250,000 per year (whichever is greater), to
(ii) the sum of Capitalized Lease Expenses, PLUS Rental Expense, PLUS Interest Expense, plus scheduled principal payments (excluding any mandatory prepayments) made on Funded Indebtedness, in each case for the then most recently ended four fiscal quarters, to be less than the following:

     PERIOD                                       MINIMUM RATIO
                                             January    1,    2001   and
                                             thereafter2.00 to 1.00

Notwithstanding the foregoing, for the fiscal quarter ending March 31, 2001, the fixed charge ratio shall be calculated on the basis of that fiscal quarter annualized; for the fiscal quarter ending June 30, 2001, the fixed charge coverage ratio shall be calculated on the basis of the two fiscal quarters ending June 30, 2001 annualized; for the fiscal quarter ending September 30, 2001, the fixed charge coverage ratio shall be calculated on the basis of the three fiscal quarters ending September 30, 2001 annualized.

6.19.4 MINIMUM CURRENT RATIO.   The  Borrower will not permit the ratio,
determined as of the end of each fiscal quarter, of current assets to current liabilities to be less than 1.50 to 1.00.

6.19.5 ADJUSTMENT TO FINANCIAL COVENANTS. The Agent and the Lenders reserve the right to modify the foregoing financial and/or additional other financial covenants in the event that the Borrower obtains additional equity in excess of 10% of its shareholders equity immediately preceding the closing of such equity issuance.


                              ARTICLE VII

                                DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

 7.1.Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

 7.2.Nonpayment of any interest or principal on the Loan, or nonpayment of any commitment fee or other obligations under any of the Loan Documents, or nonpayment of any Rate Management Obligations to any Lender, or nonpayment of any reimbursement obligations to a Lender under any Letter of Credit, in each case within five days after the same becomes due.

  7.3.The  breach  by  the Borrower of any of the terms or provisions of
Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.17, 6.18 and 6.19.

 7.4.The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after written notice from the Agent or any Lender.

 7.5.Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness to any Person other than the Lenders aggregating in excess of $500,000 ("Material Indebtedness"); or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

 7.6.The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or
(vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

 7.7.Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

 7.8.Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

 7.9.The Borrower or any of its Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $100,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10.  Any Change in Control shall occur.

7.11. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Substantial Portion of the collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower shall fail to comply with any of the terms or provisions of any Collateral Document.

                              ARTICLE VIII

             ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES


8.1.ACCELERATION. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2.AMENDMENTS. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; PROVIDED, HOWEVER, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

  (i) Extend the maturity of Loan, or extend or postpone any payment of principal and/or interest due under any Loan, or forgive all or any portion of the principal amount of any Loan, or reduce the rate or extend the time of payment of interest or fees thereon, or forebear in the collection of any Loan, or grant a payment moratorium on any Loan; or amend the definitions of "Alternate Base Rate," "Applicable Margin", "Eurodollar Base Rate", "Eurodollar Interest Period," or "Eurodollar Rate" or amend the Pricing Schedule.

 (ii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters, or amend the definitions of "Required Lenders" or "Pro Rata Share".

(iii) Extend the Revolving Loan Termination Date, or increase or reduce the amount of the Aggregate Revolving Loan Commitment or of the Revolving Loan Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

 (iv)     Amend this Section 8.2.

  (v) Except as provided in the Collateral Documents, release all or any Substantial Portion of the Collateral (including any guarantor of the Secured Obligations); provided, however, that the Agent may release any Collateral in order to give effect to, or otherwise in connection with, any asset sale, lease or other disposition, or secured financing or other financing transaction permitted by this Agreement, in which case the Lenders authorize the Agent to execute and deliver any and all related release documents without the further consent of any Lender.

 (vi)Waive any Default if the practical effect of such waiver allows the Agent and/or Required Lenders to effectuate any of the items or matters listed in clauses (i) through (v) of this Section
          8.2 (except that any waiver or amendments of the financial covenants set forth in Section 6.19 shall require the consent of the Required Lenders).

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3.PRESERVATION OF RIGHTS. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Secured Obligations have been paid in full.


                               ARTICLE IX

                           GENERAL PROVISIONS


9.1.SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

9.2.GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.HEADINGS.   Section  headings   in   the   Loan  Documents  are  for
convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.ENTIRE AGREEMENT. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.

9.5.SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, PROVIDED, HOWEVER, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.EXPENSES; INDEMNIFICATION. (i) The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, the cost and expense of obtaining an appraisal of each parcel of real property or interest in real property described in the relevant Collateral Documents, which appraisal shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions, and costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time the Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by the Agent from information furnished to it by or on behalf of the Borrower, after the Agent has exercised its rights of inspection pursuant to this Agreement.

(ii) The Borrower hereby further agrees to indemnify the Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7.NUMBERS OF DOCUMENTS. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8.ACCOUNTING. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9.SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.NONLIABILITY OF LENDERS. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11.CONFIDENTIALITY. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and
(vii) permitted by Section 12.4.

9.12.NONRELIANCE. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

9.13.DISCLOSURE The Borrower and each Lender hereby (i) acknowledge and agree that the Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates, and (ii) waive any liability of the Agent or such Affiliate of the Agent to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of the Agent or its Affiliates.


                               ARTICLE X

                               THE AGENT

10.1.APPOINTMENT; NATURE OF RELATIONSHIP. Bank One, Louisiana, National Association is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2.POWERS. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto; PROVIDED, HOWEVER in the event of a conflict between the terms and provisions of any Loan Document (other than this Agreement) and this Agreement, the terms and conditions of this Agreement shall control. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents, subject to any limitation contained in this Agreement, to be taken by the Agent.

10.3.GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.NO RESPONSIBILITY FOR LOANS, RECITALS, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

10.5.ACTION ON INSTRUCTIONS OF LENDERS. Except as may otherwise be provided in Section 8.2, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.EMPLOYMENT OF AGENTS AND COUNSEL. Except as may otherwise be provided in Section 8.2, the Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

10.7.RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8.AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, PROVIDED that (a) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (b) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section
10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10.RIGHTS AS A LENDER. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Term Loan Commitment, its Revolving Loan Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11.LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the
Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12.SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

10.13.AGENT'S FEE. The Borrower agrees to pay to the Agent and the Arranger, for their own accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated October 6, 1999, or as otherwise agreed from time to time.

10.14.DELEGATION TO AFFILIATES. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15.EXECUTION OF COLLATERAL DOCUMENTS. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

10.16.COLLATERAL RELEASES. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.


                               ARTICLE XI

                        SETOFF; RATABLE PAYMENTS


11.1.SETOFF. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits
(including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

11.2.RATABLE PAYMENTS. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

If an amount to be setoff is to be applied to permitted Indebtedness of the Borrower to a Lender other than Obligations under this Agreement, such amount shall be applied ratably to such other Indebtedness and to the Obligations.


                              ARTICLE XII

           BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that
(i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; PROVIDED, HOWEVER, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section
12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; PROVIDED, HOWEVER, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2.PARTICIPATIONS

     12.2.1. PERMITTED PARTICIPANTS; EFFECT. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Obligations owing to such Lender, any Note held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents, or any Letter of Credit issued by said Lender. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

     12.2.2. VOTING RIGHTS. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Revolving Loan Termination Date, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment, releases any guarantor of any such Loan or releases all or a Substantial Portion all of the collateral, if any, securing any such Loan.

     12.2.3.   BENEFIT   OF  SETOFF.   The  Borrower  agrees  that  each
Participant shall be deemed  to  have  the  right  of setoff provided in
Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, PROVIDED that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3. ASSIGNMENTS

     12.3.1. PERMITTED ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of EXHIBIT B or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; PROVIDED, HOWEVER, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Any required consent of the Borrower shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated). Furthermore, the assigning Lender shall pay the Agent an assignment fee of $3,500 for each assignment.

     12.3.2. EFFECT; EFFECTIVE DATE. Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Loan Commitment and Loans under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Revolving Loan Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this
Section 12.3.2, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments, as adjusted pursuant to such assignment.

     12.4. DISSEMINATION OF INFORMATION. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; PROVIDED that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

     12.5. TAX TREATMENT. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).


                              ARTICLE XIII

                                NOTICES

     13.1. NOTICES. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at UNIFAB International, Inc., 500 Port Road, New Iberia, LA 70562, Facsimile (337) 373-5627 or Bank One, Louisiana, N.A., 600 Jefferson Street, Lafayette, LA 70521, Facsimile (337) 265-3248, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; PROVIDED that notices to the Agent under Article II shall not be effective until received.

     13.2. CHANGE OF  ADDRESS.   The  Borrower, the Agent and any Lender
may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                              ARTICLE XIV

                              COUNTERPARTS

     14.1 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.



                               ARTICLE XV

      CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL


     15.1.  CHOICE  OF  LAW.   THE  LOAN  DOCUMENTS  (OTHER  THAN  THOSE
CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF LOUISIANA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR LOUISIANA STATE COURT SITTING IN NEW ORLEANS, LOUISIANA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW ORLEANS, LOUISIANA.

     15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.


     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.


BORROWER:                          UNIFAB INTERNATIONAL, INC.


                                   By: /S/   PETER J. ROMAN
                                      -------------------------------
                                      Name: Peter J. Roman
                                      Title:  Chief Financial Officer



AGENT:                             BANK ONE, LOUISIANA,
                                    NATIONAL ASSOCIATION, as Agent


                                   By: /S/ ROSE M. MILLER
                                      --------------------------------
                                      Name: Rose M. Miller
                                      Title: First Vice President



LENDERS:                           BANK ONE, LOUISIANA,
                                    NATIONAL ASSOCIATION


                                   By: /S/ ROSE M. MILLER
                                      --------------------------------
                                      Name: Rose M. Miller
                                      Title: First Vice President



                                   IBERIABANK


                                   By:  /S/ KEITH SHORT
                                      --------------------------------
                                      Name: Keith Short
                                      Title:   Senior Vice President





                                        REGIONS BANK


                                   By:   /S/ JEROME WEBER
                                      -----------------------------
                                      Name: Jerome Weber
                                      Title: Senior Vice President


                                   WHITNEY NATIONAL BANK


                                   By:  /S/ WILLIAM A. HENDRIX
                                      -----------------------------
                                      Name: William A. Hendrix
                                      Title:   Vice President





                               SCHEDULE I

                   COMMITMENT AMOUNTS OF THE LENDERS

Name and Address of  Lender        Revolving       Pro
                              Loan           Rata
                                  Commitment
                                             Share
Bank One, Louisiana, N.A.
600 Jefferson Street          $15,000,000    50.0%
Lafayette, LA 70501

Attention: Market Manager
Telephone: (318) 265-3216
Facsimile: (318) 265-3248
Regions Bank                      $3,750,000
800 South Lewis Street                       12.5%
New Iberia, LA 70560

Attention: Jerome Weber, SVP
Telephone: (318) 373-1203
Facsimile: (318) 373-1386
IberiaBank                        $3,750,000
2110 West Pinhook                            12.5%
Lafayette, LA 70508

Attention: Lafayette City
                 President
Telephone: (318) 268-4000
Facsimile: (318) 268-5190
Whitney National Bank             $7,500,000
91 Lee Avenue, 2nd Floor                   25.0%
Lafayette, LA 70501

Attention: William A. Hendrix
Telephone: (337) 593-6057
Facsimile:   (337) 593-6030
Aggregate Commitments
                              $30,000,000    100.00%

                               SCHEDULE 2

                            PRICING SCHEDULE

          APPLICABLE MARGIN (LOAN)            Level  Level  Level  Level
                                                I     II     III    IV
                                             Status Status Status Status
               Eurodollar Rate                2.00%  2.75%  3.50%  4.00%
                Floating Rate                 0.00%  0.75%  1.25%  1.50%


             APPLICABLE FEE RATE              Level  Level  Level  Level
                                                I     II     III    IV
                                             Status Status Status Status
               COMMITMENT FEE                 0.25%  0.30% 0.375%  0.50%




                 APPLICABLE                   Level  Level  Level  Level
          LETTER OF CREDIT FEE RATE             I     II     III    IV
                                             Status Status Status Status
       Financial Letter of Credit Fee Rate
                                              2.00%  2.75%  3.50%  4.00%
    Performance Letter of Credit Fee Rate     1.25%  2.00%  2.50%  2.75%




     For the purposes of this Pricing Schedule, the following terms have the following meanings, subject to the final paragraph of this Pricing
Schedule:

     "Financials" means the annual, quarterly or monthly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).

     "Level I Status" exists at any date if, as of the last  day  of the
fiscal   quarter  of  the  Borrower  referred  to  in  the  most  recent
Financials, the Leverage Ratio is less than or equal to 2.00 to 1.00.

     "Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and
(ii) the Leverage Ratio is less than or equal to 3.00 to 1.00.

     "Level III Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to
4.00 to 1.00.

     "Level IV Status" exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

     "Leverage Ratio" means, as of any date of calculation, the ratio of
(i) Funded Indebtedness outstanding on such date to (ii) EBITDA for the four fiscal quarters ended on such date. Notwithstanding the foregoing
(i) the Leverage Ratio as of June 30, 2000 shall be based on EBITDA for the one fiscal quarter ended on June 30, 2000 annualized; (ii) the Leverage Ratio as of September 30, 2000 shall be based on EBITDA for the two fiscal quarters ended on September 30, 2000 annualized; and (iii) the Leverage Ratio as of December 31, 2000 shall be based on EBITDA for the three fiscal quarters ended on December 31, 2000 annualized.

     "Status" means either Level I Status, Level II Status, Level III Status or Level IV Status.

     The Applicable Margin, Applicable Fee Rate and Applicable Letter of Credit Fee Rates shall be determined in accordance with the foregoing table based on the Borrower's Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin, Applicable Fee Rate, or Applicable Letter of Credit Fee Rates shall be effective 5 Business Days after the Agent has received the applicable Financials, except that the Applicable Margin on a Eurodollar Rate
Advance shall  be  adjusted  after  the  last  day  of  the then current
Eurodollar Interest Period. If the Borrower fails to deliver the Financials to the Agent at the time required by Section 6.1, then the Applicable Margin, Applicable Fee Rate and Applicable Letter of Credit Fee Rates shall be the highest Applicable Margin, Applicable Fee Rate and Applicable Letter of Credit Fee Rates set forth in the foregoing table until 5 days after such Financials are so delivered.


                               SCHEDULE 3



                    LIST OF BORROWER'S SUBSIDIARIES


  SUBSIDIARY                            JURISDICTION OF   ORGANIZATION    OWNED          PERCENT
  NAME                                    ORGANIZATION        TYPE         BY           OWNERSHIP
-------------------------------------------------------------------------------------------------
Universal Fabricators L.L.C.                LA                LLC       Borrower         100%

UNIFAB International West, LLC              LA                LLC       Borrower         100%

Allen Process Systems, L.L.C.               LA                LLC       Borrower         100%

Oil Barges, Inc.                            LA               Corp.      Borrower         100%

Latoka U.S.A. Inc.                          LA               Corp.      Borrower         100%

Superior Derrick Services of Texas, L.L.C.  TX                LLC     Oil Barges, Inc.   100%

Allen Process Systems Limited               UK               Corp.    Latoka U.S.A. Inc. 100%


                               SCHEDULE 4



              ELIGIBLE ACCOUNTS AND ELIGIBLE FIXED ASSETS

                         I.  ELIGIBLE ACCOUNTS


     Based on the most recent Borrowing Base Certificate delivered to the Agent and on other information available to the Agent, the Agent shall in its reasonable credit judgment determine which Accounts of Borrowers shall be "ELIGIBLE ACCOUNTS" for purposes of this Agreement. "ACCOUNTS" means all amounts owed to the Borrower or its Subsidiaries on account of sales, leases or rentals of equipment or services rendered in the ordinary course of the Borrower's trade or business, net of (i) any reserve for bad debts, and (ii) unearned interest, discounts or finance charges. In determining whether a particular Account constitutes an Eligible Account, the Agent shall not include any such Account to which any of the exclusionary criteria set forth below applies. The Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment, subject to the approval of the Required Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available. Eligible Accounts shall not include any Account of the Borrower and its
Subsidiaries:



     (a) which does not arise from the sale of goods, leasing of assets or property or the performance of services by the Borrower or its Subsidiaries in the ordinary course of its business;



     (b) upon which (i) the Borrower's and its Subsidiaries' right to receive payment is not absolute, is not then due and payable, or is contingent upon the fulfillment of any condition whatsoever or (ii) the Borrower or its Subsidiaries are not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;



     (c) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold or assets or property leased to or services rendered and accepted by the applicable Account Debtor;



     (d) with respect to which an invoice or other notice of amounts owing has not been sent to the applicable Account Debtor;



     (e)  that (i) is not owned  by  the Borrower or its Subsidiaries or
(ii) is subject to any rights, claim, security interest or other interest of any other Person, other than Liens in favor of the Agent, on behalf of itself and Lenders;



     (f) that arises from a sale to any director, officer, other employee or affiliate of the Borrower;



     (g) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof unless the Agent, in its sole discretion, has agreed to the contrary in writing and the Borrower or its Subsidiaries, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940, and any amendments thereto, or any applicable state statute or municipal
ordinance   of   similar  purpose  and  effect,  with  respect  to  such
obligation;



     (h) that is the obligation of an Account Debtor located in a foreign country, unless payment thereof is assured by a letter of credit or insurance satisfactory to the Agent as to form, amount and issuer;



     (i) to the extent the Borrower or its Subsidiaries is liable for goods sold or services rendered by the applicable Account Debtor to the Borrower or its Subsidiaries, but only to the extent of the potential offset;



     (j) that arises with respect to goods which are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;



     (k) that is in default; PROVIDED, THAT, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:



          (i) it is not paid within the earlier of: ninety (90) days following its original invoice date in the case of Account Debtors other than major oil and gas companies (defined as companies integrate to a substantial degree, that is, engaged in production, refining, transportation and marketing of oil and gas) and one hundred twenty
(120) days following its original invoice date in the case of Account Debtors that are major oil companies;



          (ii) if  any  Account   Debtor  obligated  upon  such  Account
suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or



          (iii) if any petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;



     (l) which is the obligation of an Account Debtor that is not a major oil and gas company if ten percent (10%) or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this SCHEDULE 4.



     (m) which is the obligation of an Account Debtor that is a major oil and gas company if twenty percent (20%) or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this SCHEDULE 4.



     (n) as to which the Agent's interest, on behalf of itself and Lenders, therein is not a first priority perfected security interest;



     (o)  as  to  which   any   of  the  representations  or  warranties
pertaining to Accounts set forth in this Agreement or the Collateral Documents is untrue;



     (p) to the extent such Account is evidenced by a judgment, instrument or chattel paper;



     (q)  which  is  payable  in  any  currency other than United States
Dollars; or



     (r) which is unacceptable to the Agent in its reasonable credit judgment.



For the purposes hereof, "Account Debtor" means any Person who may become obligated to the Borrower or its Subsidiaries under, with respect to, or on account of, an Account.



                       II.  ELIGIBLE FIXED ASSETS



     Based on the most recent Borrowing Base Certificate delivered to the Agent and on appraisals and other information available to the Agent, the Agent shall in its reasonable credit judgment determine which Fixed Assets of Borrowers shall be "ELIGIBLE FIXED ASSETS" for purposes of this Agreement. "FIXED ASSETS" means the appraised fair market value of all real estate owned by the Borrower and its Subsidiaries, and the appraised orderly liquidation value of equipment owned by the Borrower and its Subsidiaries. In determining whether a particular type of fixed asset constitutes Eligible Fixed Assets, the Agent shall not include any such fixed asset to which any of the exclusionary criteria set forth below applies. The Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, to establish new criteria and to adjust advance rates with respect to Eligible Fixed Assets, in its reasonable credit judgment, subject to the approval of the Required Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available. Eligible Fixed Assets shall not include any fixed asset of the Borrower and its Subsidiaries:



     (a) that is not subject to a perfected Lien in favor the Agent and Lenders;



     (b)  that is located outside of the United States of America; and



     (c) that is obsolete or worn beyond normal wear and tear in light of the intended uses of such equipment.

                                  SCHEDULE 5
                          RESPONSES TO PHASE I STUDY

Photo           Location        Finding         Solution                        Timing
-----------------------------------------------------------------------------------------------
Wastewater
----------
1&2             Mechanic        Hand sink       Connect hand                    December
                Shop            discharges to   sink drain to
                                storm water     sewerage system
                                drain
Spill
Control
Program
----------
none            Diesel          Containment     Install containment             60-90 days
                Storage         pan is          pan of appropriate
                Tank            insufficient    specifications
                                for 4,500 gal
                                fuel tank

none            Paint           Secondary       Organize stored containers and   60-90 days
                Storage         containment     provide secondary containment
                Warehouse       is not          pans in compliance with
                                provided        SPCC and SPC requirements

4&5             Paint           Significant     This build up was from           Complete
                Storage         waste           a specific job and has since
                Warehouse --    storage         been disposed of
                exterior        outside
                                designated
                                area

6, 7&8          Mechanic        Storage of      Organize stored containers       60-90 days
                Shop            oil drums and   under roof and provide secondary
                                containers      containment pans in compliance
                                outside         with SPCC and SPC requirements
                                containment
                                area

10              Mechanic        Storage of      a) Replace covers and  monitor   a) Complete
                Shop            grease in       on a daily basis;                b) 30-60 days
                                uncovered       b) determine whether
                                containers      covered storage area is
                                                available, provide cover
                                                to this area if needed

None            SPCC /          General         Review contingency               30-60 days
                SPC Plan        Comment         plan to assure
                General                         compliance with SPCC
                Comment                         and SPC requirements

Solid
Waste
Management
----------
15&16           Main Fab        Oil spill       General cleanup and              30-60 days
                Shop,           cleanup         maintenance procedure
                Mechanic        materials       is being developed
                Shop            should be
                                containerized
                                for off site
                                recycling or
                                disposal

2, 4, 5, 9      Various         Contaminated    Addressed above                  60-90 days
&10             locations       storm water
                                generated by
                                rainfall into
                                uncovered
                                secondary
                                containment
                                areas

3, 6, 7,        Various         Sealed,         Inventory and mark all drums     60-90 days
8,              locations       unmarked        on facility
9, 15                           drums

18&19           Blasting        Spills and      a) General cleanup               a) 60-90 days
                Area            contaminated    and maintenance                  b) 30-60 days
                Mechanic        soils           procedure is being
                Shop                            developed
                                                b) Spent blasting sand
                                                disposal procedure
                                                has been initiated

None            Various         General Trash   General cleanup and maintenance  60-90 days
                locations       on site         procedure is being developed


                               EXHIBIT A



                         COMPLIANCE CERTIFICATE







To:  The Lenders parties to the

     Credit Agreement Described Below



     This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of September 30, 2000 (as amended, modified, renewed or extended from time to time, the "Credit Agreement") among UNIFAB International, Inc. (the "Borrower"), Bank One, Louisiana, National Association, as Agent, and the Lenders party thereto. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings defined in the Credit Agreement.



     THE UNDERSIGNED HEREBY CERTIFIES THAT:



     1.  I am the duly elected                       of the Borrower;



     2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and each of its Subsidiaries during the accounting period covered by the attached financial statements;



     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and



     4. SCHEDULE I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.



     5. SCHEDULE I, ITEM B hereto sets forth the determination of the Applicable Margin, Applicable Fee Rate and Applicable Letter of Credit Fee Rates, commencing on the fifth Business Day following the delivery hereof.



     Described below are the exceptions, if any, to Paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:



__________________________________________________________________________

____________________________________________________________________________







__________________________________________________________________________
__________________________________________________________________________





__________________________________________________________________________



     The foregoing certifications, together with the computations set forth in SCHEDULE I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day
of               ,        .

                  SCHEDULE I TO COMPLIANCE CERTIFICATE



                     BORROWER'S FINANCIAL COVENANTS

                          (AS OF ____________)



A.   FUNDED INDEBTEDNESS TO TANGIBLE NET WORTH RATIO



          Funded Indebtedness                          $____________

          Tangible Net Worth                      $____________

          Ratio (actual)                               _____ to 1.00

          Ratio (required)                        _____ to 1.00



B.   FUNDED INDEBTEDNESS TO EBITDA RATIO



          Funded Indebtedness                          $____________

          Net Income               $____________

               Plus Interest Expense   ____________

               Plus Taxes                 ____________

               Plus Depreciation and

               Amortization         _____________

               EBITDA                             $____________

          Ratio (actual)                               _____ to 1.00

          Ratio (required)                        _____ to 1.00



C.   FIXED CHARGE COVERAGE RATIO



          EBITDA (see B above)     $____________

               Plus Capitalized Lease Expenses   ____________

               Plus Rental Expenses   ____________

               Minus Income Taxes (cash)   ____________

               Minus Dividends (cash)   ____________

               Minus Capitalized Expenses

                 (maintenance; $250,000

                 minimum)           ____________

              Adjusted Cash Flow                  $____________

          Capitalized Lease Expenses    $____________

               Plus Rental Expenses   ____________

               Plus Interest Expense   ____________

               Plus Scheduled Principal

                 Payments on Funded

                 Indebtedness       ____________

               Total Fixed Charges                $____________

          Ratio (actual)                               _____ to 1.00

          Ratio (required)                        _____ to 1.00



D.   MINIMUM CURRENT RATIO



          Current Assets                          $____________

          Current Liabilities                      _____________

          Ratio (actual)                                _____ to 1.00

          Ratio (required)                         _____ to 1.00


                               EXHIBIT B



                          ASSIGNMENT AGREEMENT



     This  Assignment  Agreement  (this "Assignment Agreement")  between
(the "Assignor") and                                                (the
"Assignee") is dated as of    , 19 .    The   parties  hereto  agree  as
follows:



     1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in
Item 1 of SCHEDULE 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.



     2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of SCHEDULE 1. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of SCHEDULE 1.



     3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of SCHEDULE 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.



     4. PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Agent which relate to the portion of the Commitment or Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.



     5. RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement unless otherwise specified in
Item 6 of SCHEDULE 1.



     6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.



     7.  REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE.  The Assignee
(i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to SCHEDULE 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.



     8.  GOVERNING LAW.   This Assignment Agreement shall be governed by
the internal law, and not the law of conflicts, of the State of Louisiana.



     9. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to
SCHEDULE 1.



     10. COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.



     IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing SCHEDULE 1 hereto as of the date first above written.



                               SCHEDULE 1

                        TO ASSIGNMENT AGREEMENT



1.   Description  and  Date  of  Amended  and Restated Credit Agreement:
     Credit Agreement dated as of September 30, 2000 among UNIFAB International, Inc., Bank One, Louisiana, National Association, as Agent, and the Lenders party thereto.



2.   Date of Assignment Agreement:               , _________


3.   Amounts Outstanding (As of Date of Item 2 above):



                              Term Loan      Revolving Loan
                              FACILITY       FACILITY



     a.   Assignee's percentage
          of each Facility purchased
          under the Assignment
          Agreement                 %         %



     b.   Amount of each Facility
          purchased under the
          Assignment Agreement $  $



4.   Assignee's Revolving
     Loan Commitment purchased
      hereunder:               $


5.   Proposed Effective Date:

6.   Non-standard Recordation Fee
     Arrangement






ACCEPTED AND CONSENTED TO/BY       ACCEPTED AND CONSENTED TO/BY

UNIFAB INTERNATIONAL, INC.,        BANK ONE, LOUISIANA, NATIONAL
                                   ASSOCIATION



By:                                By:
     Name:                                   Name:
     Title:                             Title:











            ATTACHMENT TO SCHEDULE 1 TO ASSIGNMENT AGREEMENT



                    ADMINISTRATIVE INFORMATION SHEET



     Attach Assignor's Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee

                       (Sample form shown below)



ASSIGNOR INFORMATION

CONTACT:



Name:                                   Telephone No.:



Fax No.:



PAYMENT INFORMATION:



Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:



Other Instructions:



ADDRESS FOR NOTICES FOR ASSIGNOR:



ASSIGNEE INFORMATION

CREDIT CONTACT:



Name:                                   Telephone No.:



Fax No.:



KEY OPERATIONS CONTACTS:



Booking Installation:                   Booking Installation:



Name:                                   Name:



Telephone No.:                     Telephone No.:



Fax No.:                           Fax No.:



PAYMENT INFORMATION:



Name & ABA # of Destination Bank:







Account Name & Number for Wire Transfer:







Other Instructions:



ADDRESS FOR NOTICES FOR ASSIGNEE:






AGENT INFORMATION



Assignee will be called promptly upon receipt of the signed agreement.



INITIAL FUNDING CONTACT:           SUBSEQUENT OPERATIONS CONTACT:



Name:                                   Name:



Telephone No.:                     Telephone No.:



Fax No.:                                               Fax          No.:




INITIAL FUNDING STANDARDS:



Cibor - Fund 2 days after rates are set.



AGENT WIRE INSTRUCTIONS:



ADDRESS FOR NOTICES FOR AGENt:

                               EXHIBIT C



                       BORROWING BASE CERTIFICATE



FAX TO BANK ONE - COMMERCIAL CLIENT SUPPORT: (337) 265-3516 TODAY'S DATE
_____________



(000's)                         FABRICATORS ALLEN PROCESS, LLC    OBI  ALLEN PROCESSING, LTD    UNIFAB WEST
                                ----------- ------------------    ---  ---------------------    -----------
Total A/R                                $0                $0      $0                     $0             $0
Less over 120 days for Majors            $0                $0      $0                     $0             $0
Less over 90 days for all                $0                $0      $0                     $0             $0
others                                   $0                $0      $0                     $0             $0
Less Sold/Current of 20% for             $0                $0      $0                     $0             $0
Majors                                   $0                $0      $0                     $0             $0
Less Sold/Current of 10% for             $0                $0      $0                     $0             $0
all others                               $0                $0      $0                     $0             $0
Less Inter-Company                       $0                $0      $0                     $0             $0
Less Contra Accts *                      $0                $0      $0                     $0             $0
                                ----------- ------------------    ---  ---------------------    -----------
Total Eligible A/R                       $0                $0      $0                     $0             $0




Total Consolidated, Eligible A/R                              $0
Advance Rate                                                 80%
A/R Borrowing Base                                            $0



A/V of Real Estate (excl Lk Charles)                     $15,321 (Lewis Derbes, MAI on May 15, 2000)
A/V of Lake Charles Real Estate                           $5,175 (Russ Wilson, MAI on September 22, 2000)
OLV of equipment                                          $8,539 (Revpro, March 9-15, 2000)

Sub Total                                                $29,035

Advance Rate                                                 50%

Fixed Assets Borrowing Base                              $14,518

(Subject to the $15MM SUB-LIMIT)                         $15,000



TOTAL CURRENT BORROWING BASE                             $14,518



Less tranches o/s on the line                                 $0

Less Financial L/C issued (@ 100%)                            $0
Less Performance L/C's issued (@25%)                          $0

Total Available (deficit) to draw based on the proposed
   borrowing base                                        $14,518


Amount of today's draw request                                $0

Available after today's draw                             $14,518





* I certify that the above borrowing base certificate is true and correct to the best of my knowledge, and that the attached accounts receivable aging is a true and valid representation of receivables at ______________________. I further certify that currently there are no contra accounts, and I understand that each foreign receivable that is included in the above borrowing base will be backed by either a letter of credit or appropriate insurance, copies of which have been sent to the bank. Finally, this collateral is pledged to the Bank One in Lafayette, LA.



Sincerely Yours,







_______________________________________

Pete Roman, CFO, Unifab International, Inc.